STEWARD FUNDS, INC.

SUB-ACCOUNTING SERVICES PLAN

(as amended February 14, 2016)

(further amended September 15, 2017)

(further amended February 27, 2019)

(further amended February 27, 2020)

(further amended November 15, 2021)

Introduction: It has been determined that such series and classes of Steward Funds, Inc. (“SFI”) as are indicated on Schedule A hereto (each such series a “Fund” and each such class a “Class” hereunder) will pay specified amounts to Crossmark Distributors, Inc. as reimbursements for payments to third parties for sub-accounting services relating to certain group accounts in which shareholders of such Fund and Class participate (“Group Accounts”). The Board of Directors of SFI (“Board”) therefore has adopted this Sub-Accounting Services Plan, as amended (“Plan”), for the Funds and Classes, as set forth herein.

The Plan: The material aspects of the financing by the Funds and Classes for sub-accounting services to be performed for the Funds and Classes are as follows:

1.

Each Class will reimburse Crossmark Distributors, Inc. for (a) payments by Crossmark Distributors, Inc. to service organizations (“Service Organizations”) that assist in the servicing of Group Accounts and (b) such other costs as the Board determines to be reasonably appropriate or necessary to the servicing of Group Accounts.

Crossmark Distributors, Inc. will be reimbursed for such payments subject to the annual limits indicated in Schedule A hereto.

2.

Subject to the limits indicated in Schedule A hereto, Crossmark Distributors, Inc. will periodically pay, or cause to be paid, to one or more Service Organizations fees charged by such Service Organization(s) in respect of the shares of such Fund(s) and Class(es) owned by shareholders participating in Group Accounts for which the particular Service Organization(s) is(are) providing services covered by this Plan.

The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a written agreement between the Service Organization and Crossmark Distributors, Inc. (“Agreement”), in such form(s) as may be approved by the Board from time to time.

3.

The Plan, and amendments thereto, will become effective with respect to a Fund or Class upon approval with respect to such Fund or Class, as provided below, or at such later time as determined by the Board. The Plan may not so take effect until approved by (a) a majority of the Board and (b) a majority of the directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) (“Independent Directors”). Additional series or classes of shares may be added to the Plan effective as to each such series or class upon approval as provided below, or at such later time as determined by the Board. Approval of the Plan for such additional series or classes must be provided by majorities of (a) the Board and (b) the Independent Directors. Each such series or class added to the Plan shall become a “Fund” or “Class” hereunder.

4.	Before voting on the Plan or any amendment thereto, the Board shall request and evaluate such information as may be reasonably necessary to evaluate the Plan or such amendment.

Sub-Accounting Services Plan – Steward Funds, Inc.

Effective: November 15, 2021

5.	The Plan may be amended at any time by vote of a majority of the Board and by vote of a majority of the Independent Directors.

6.	The Plan is terminable without penalty at any time with respect to any Fund or Class by vote of a majority of the Board.

7.

Any person authorized to direct the disposition of monies paid or payable by a Fund or Class pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board, and Board shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

8.

SFI shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of the Plan, such agreement or report, the first two years in an easily accessible place.

STEWARD FUNDS, INC.		Attested:

By:	/s/ Michael L. Kern	By:	/s/ Jim Coppedge
Date:	November 15, 2021	Date:	November 15, 2021
Name:	Michael L. Kern, III, CFA	Name:	Jim Coppedge
Title:	President	Title:	Secretary

Sub-Accounting Services Plan – Steward Funds, Inc.

Effective: November 15, 2021

STEWARD FUNDS, INC.

SUB-ACCOUNTING SERVICES PLAN

(as amended February 14, 2016)

(further amended September 15, 2017)

(further amended February 27, 2019)

(further amended February 27, 2020)

(further amended November 15, 2021)

SCHEDULE A

The amounts payable to Crossmark Distributors, Inc. pursuant the Plan are subject to the applicable annual limits indicated below, with respect to asset-based fee arrangements and per-account arrangements between Crossmark Distributors, Inc. and Service Organizations with respect to the Funds and Classes. For asset-based fee arrangements, such limits are calculated based on the average daily net assets of the indicated Class, computed in the manner specified in SFI’s Articles of Incorporation, including any amendments or supplements thereto, and in the applicable Class’s current prospectus.

Name of Fund	Class of Shares	Annual Asset- Based Fee Limit		Annual Per-Account Fee Limit
Steward Covered Call Income Fund	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00
Steward Equity Market Neutral Fund	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00
Steward Global Equity Income Fund	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00
Steward International Enhanced Index Fund	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00
Steward Large Cap Core Fund	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00

Sub-Accounting Services Plan – Steward Funds, Inc.

Effective: November 15, 2021

Steward Large Cap Growth Fund	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00
Steward Large Cap Value Fund	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00
Steward Select Bond Fund	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00
Steward Small Cap Growth Fund	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00
Steward Values-Focused Large Cap Enhanced Index Fund (FKA Steward Large Cap Enhanced Index Fund)	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00
Steward Values-Focused Small-Mid Cap Enhanced Index Fund (FKA Steward Small-Mid Cap Enhanced Index Fund)	Class A Class C Institutional Class	0.20 0.20 0.20	% % %	$ $ $	20.00 20.00 20.00

Sub-Accounting Services Plan – Steward Funds, Inc.

Effective: November 15, 2021